Exhibit 99.1

CONTACTS:

Investors:

Jacquie Ross
investor relations@gilead.com

Media:

Ashleigh Koss

public affairs@gilead.com

GILEAD SCIENCES ANNOUNCES COMPLETION OF ACQUISITION OF CYMABAY

Acquisition Reinforces Gilead’s Leadership in Developing Innovative Therapies For Challenging Liver Diseases

FOSTER CITY, Calif. – March 22, 2024 – Gilead Sciences, Inc. (Nasdaq: GILD) today announced the completion of the previously announced transaction to acquire CymaBay Therapeutics, Inc. (Nasdaq: CBAY) for approximately $4.3 billion in total equity value. The addition of CymaBay’s investigational lead product candidate, seladelpar for the treatment of primary biliary cholangitis (PBC) including pruritus, complements Gilead’s existing liver portfolio and aligns with its long-standing commitment to bringing transformational medicines to patients.

“The acquisition of CymaBay brings us a potential best in disease therapy that could transform the treatment landscape for people with primary biliary cholangitis,” said Daniel O’Day, Chairman and Chief Executive Officer, Gilead Sciences. “I want to thank the CymaBay team for their efforts and commitment to addressing this high unmet need. We look forward to advancing seladelpar and building on Gilead’s more than 20-year legacy of treating and curing liver disease on a global scale.”

On February 12, 2024, Gilead and CymaBay announced that CymaBay, Gilead and Pacific Merger Sub, Inc., a wholly owned subsidiary of Gilead (“Purchaser”), had signed a definitive merger agreement pursuant to which a tender offer would be made. Pursuant to the merger agreement, Gilead and Purchaser commenced a tender offer on February 23, 2024, to acquire all outstanding shares of CymaBay at a price of $32.50 per share. On March 22, 2024, Gilead successfully completed the tender offer for all outstanding shares of common stock of CymaBay and accepted for payment all shares validly tendered and not withdrawn as of the expiration time of the tender offer, and Gilead will promptly pay for such shares, which shares represented approximately 77.3% of CymaBay’s outstanding shares (not including 5,095,996 shares delivered through Notices of Guaranteed Delivery, representing approximately 4.2% of the shares outstanding). Pursuant to the terms of the merger agreement, Purchaser merged with and into CymaBay on March 22, 2024. All outstanding shares of common stock of CymaBay, other than (i) shares owned by Gilead, Purchaser or any of Gilead’s direct or indirect wholly owned subsidiaries, (ii) shares owned by CymaBay, (iii) shares irrevocably accepted by Purchaser for purchase pursuant to the tender offer and (iv) shares held by CymaBay stockholders who properly demand appraisal for their shares under Delaware law, were cancelled and converted into the right to receive cash equal to the $32.50 price per share.

As a result of the completion of the merger, CymaBay has become a wholly owned subsidiary of Gilead and the common stock of CymaBay will no longer be listed for trading on the Nasdaq Global Select Market, which is expected to take effect as of the close of market on March 22, 2024.

This transaction is expected to be accounted for as an asset acquisition and reduce Gilead’s GAAP and non-GAAP 2024 EPS by approximately $3.10 - $3.20. Reflecting acquisition costs, associated operating expenses and lower interest income, we expect this transaction to reduce Gilead’s GAAP and non-GAAP 2024 EPS by approximately $3.35 - $3.45 relative to the full year 2024 guidance shared on February 6, 2024.

Seladelpar is an investigational product that has not been approved for use anywhere globally, and its safety and efficacy have not been established.

About Gilead Sciences
Gilead Sciences, Inc. is a biopharmaceutical company that has pursued and achieved breakthroughs in medicine for more than three decades, with the goal of creating a healthier world for all people. The company is committed to advancing innovative medicines to prevent and treat life-threatening diseases, including HIV, viral hepatitis, COVID-19, and cancer. Gilead operates in more than 35 countries worldwide, with headquarters in Foster City, Calif.

Forward-Looking Statements
This communication contains forward-looking statements related to Gilead, CymaBay and the acquisition of CymaBay by Gilead that are subject to risks, uncertainties and other factors. All statements other than statements of historical fact are statements that could be deemed forward-looking statements, including all statements regarding the intent, belief or current expectation of Gilead and CymaBay and members of their respective senior management teams. Forward-looking statements include, without limitation, statements regarding the transaction and related matters, prospective performance and opportunities, post-closing operations and the outlook for the companies’ businesses, including, without limitation, the ability of Gilead to advance CymaBay’s product pipeline and successfully commercialize seladelpar; the possibility of unfavorable results from clinical trials; regulatory applications and related timelines; difficulties or unanticipated expenses in connection with integrating the companies; and any assumptions underlying any of the foregoing. Investors are cautioned that any such forward-looking statements are not guarantees of future performance and involve risks and uncertainties and are cautioned not to place undue reliance on these forward-looking statements. Actual results may differ materially from those currently anticipated due to a number of risks and uncertainties. Risks and uncertainties that could cause the actual results to differ from expectations contemplated by forward-looking statements include: the effects of the transaction on relationships with employees, other business partners or governmental entities; the difficulty of predicting the timing or outcome of regulatory approvals or actions, if any; the impact of competitive products and pricing; other business effects, including the effects of industry, economic or political conditions outside of the companies’ control; transaction costs; actual or contingent liabilities; adverse impacts on business, operating results or financial condition in the future due to pandemics, epidemics or outbreaks; and other risks and uncertainties detailed from time to time in the companies’ periodic reports filed with the U.S. Securities and Exchange Commission, including current reports on Form 8-K, quarterly reports on Form 10-Q and annual reports on Form 10-K. All forward-looking statements are based on information currently available to Gilead and CymaBay, and Gilead and CymaBay assume no obligation and disclaim any intent to update any such forward-looking statements.

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Gilead and the Gilead logo are trademarks of Gilead Sciences, Inc., or its related companies. The CymaBay name and logo are trademarks of CymaBay.

For more information about Gilead, please visit the company’s website at www.gilead.com, follow Gilead on X/Twitter (@Gilead Sciences) and LinkedIN (@Gilead-Sciences).

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